Exhibit 99.1

Contact:	Kay Hazen – 760.408.4352 Terry Cook – 909.483.8511

FOR IMMEDIATE RELEASE

U.S. 9TH CIRCUIT DECLINES REQUESTS FOR FURTHER

REVIEW OF EAGLE MOUNTAIN LAND EXCHANGE

PALM SPRINGS, CA (July 31, 2010) — Kaiser Ventures LLC and Mine Reclamation, LLC announced today that the U.S. 9th Circuit Court of Appeals on July 30, 2010, denied multiple requests for further review of an adverse November 2009 three-judge panel decision concerning Kaiser’s completed land exchange with the U. S. Bureau of Land Management (“BLM”) for the Eagle Mountain landfill project.

In November 2009, a three-judge panel of the U.S. 9th Circuit Court of Appeals rejected most of the landfill project opponents’ arguments challenging Kaiser’s completed land exchange with the BLM, but two of the judges ultimately affirmed the U.S. District Court’s prior ruling that the land exchange was not properly approved by the administrative agency. The third judge on the panel issued a 50-page dissent which is very critical of the majority’s opinion. The dissent argued that Kaiser, Mine Reclamation and the BLM fully complied with applicable law and that the completed land exchange should remain in effect.

In December 2009 Mine Reclamation, Kaiser, Riverside County, the Voluntary Employment Benefits Association and the Coachella Valley Economic Partnership and the Los Angeles County Sanitation District filed separate briefs supporting further review of the decision by an en banc panel of judges from the U.S. 9th Circuit Court of Appeals. An en banc panel consists of a total of eleven judges. It was this request for an en banc review that was denied by the 9th Circuit on Friday.

Rick Stoddard, Kaiser’s Chief Executive Officer and Chairman of Mine Reclamation said, “We are disappointed that an en banc review was not granted by the U.S. 9th Circuit Court of Appeals but remain committed to the land exchange and the

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FURTHER REVIEW OF U.S. 9TH CIRCUIT COURT OF APPEAL DECISION DENIED    2-2-2-2-2

Eagle Mountain project.” He also expressed that Kaiser and Mine Reclamation would be evaluating options with regard to the landfill and the completed land exchange including the potential to address the issues raised by the U.S. 9th Circuit by seeking a review of the decision by the U.S. Supreme Court. The U.S. Supreme Court reverses more decisions issued by the U.S. 9th Circuit Court of Appeals than any other federal court circuit.

The positive impacts of the Eagle Mountain landfill go far beyond being an extremely sound environmental disposal site. Stoddard said, “The landfill will assist Kaiser in helping to maintain the medical benefits of thousands of employees and spouses of the former Kaiser Steel Corporation. Riverside County will receive millions in new revenue to fund public services. The entire region benefits from the hundreds of new, family wage jobs that will be created as well as the provision of tens of millions of dollars to fund the Coachella Valley multi-species habitat conservation plan and for environmental research in Joshua Tree National Park.”

The Eagle Mountain landfill project is located in the remote eastern Riverside County desert and is proposed to accept up to 20,000 tons of non-hazardous solid waste per day for 50 years.

Statements in this press release which are not purely historical, including statements regarding Kaiser’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements. Such statements are subject to certain risks, uncertainties, and assumptions. Kaiser believes that Kaiser’s assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, or projected. Kaiser’s business could be affected by a number of factors, including the risk factors discussed from time to time in Kaiser’s reports including, but not limited to, the annual report on Form 10-K for the year-ended December 31, 2009 and the upcoming report on Form 10-Q for the period ended June 30, 2010. Investors should not to place undue reliance on the forward-looking statements contained in this press release. Kaiser disclaims any obligation, and do not undertake, to update or revise any forward-looking statements in this press release.

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